TRUST AGREEMENT OF THE 1998-1 TEES TRUST


      TRUST AGREEMENT, dated as of August 26, 1998 among Sutro & Co. Incorporated, as Sponsor, and Donald J. Puglisi, William R. Latham III and James B. O'Neill, as Trustees. The Sponsor and the Trustees hereby agree as follows:

      1. The trust created hereby shall be known as "The 1998-1 TEES Trust", in which name the Trustees may conduct the business of the Trust, make and execute contracts, and sue and be sued.

      2. The Sponsor hereby assigns, transfers, conveys and sets over to the Trustees the sum of $1. The Trustees hereby acknowledge receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Trustees hereby declare that they will hold the trust estate in trust for the Sponsor. It is the intention of the parties hereto that the Trust being created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. section 3801, et seq. and that this document constitute the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of Trust with the Delaware Secretary of State in the form attached hereto.

      3. The Sponsor and the Trustees will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

      4.   This Trust Agreement may be executed in one or more counterparts.

      5. The Trustees may resign upon thirty days prior notice to the Sponsor.

      IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.


                               SPONSOR

                               SUTRO & CO. INCORPORATED,
                               As Sponsor


                               By: /s/ Thomas R. Weinberger
                                  ---------------------------------
                                  Name:  Thomas R. Weinberger
                                  Title: Executive Vice President
                                         Director Investment Banking


                               TRUSTEE


                               /s/ Donald J. Puglisi
                               ------------------------------------
                               Donald J. Puglisi,
                               As Trustee


                               TRUSTEE


                               /s/ William R. Latham, III
                               ------------------------------------
                               William R. Latham III,
                               As Trustee


                               TRUSTEE


                               /s/ James B. O'Neill
                               ------------------------------------
                               James B. O'Neill,
                               As Trustee